                                                                    EXHIBIT 12.1

                          Computer Network Technology
                       Ratio of Earnings To Fixed Charges


                                                                                                              6 Months
                                                                                                            Ended July 31,
                                                            1995      1996      1997      1998      1999         2000
                                                            ----      ----      ----      ----      ----    --------------
Income from continuing operations before tax             $ 5,421    $8,349   $   761   $ 5,089   $ 6,555       $ 8,809

Plus fixed charges:
  Interest expense including amortization
     of debt issuance costs                                   60        46        57        79       264           175
  Assumed interest element included in
     rent expense (1)                                        659       607       717       714     1,057           815
                                                         -------    ------   -------   -------   -------       -------
                                                             719       653       774       793     1,321           990
                                                         -------    ------   -------   -------   -------       -------

Adjusted earnings                                          6,140     9,002     1,535     5,882     7,876         9,799
Fixed charges                                                719       653       774       793     1,321           990
                                                         -------    ------   -------   -------   -------       -------
Ratio of earnings to fixed charges                          8.54     13.79      1.98      7.42      5.96          9.90
                                                         =======    ======   =======   =======   =======       =======

(1) Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.


Rent expense                                             $ 1,977    $1,822   $ 2,151   $ 2,141   $ 3,171       $ 2,444
Interest portion - 33%                                   $   659    $  607   $   717   $   714   $ 1,057       $   815